UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of

the Securities Exchange Act Of 1934

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Filed by a Party other than the Registrant ☐

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SVMK Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SVMK Inc. (“SVMK”, “SurveyMonkey” or “the Company”), to be held on Thursday, June 4, 2020, at 11:00 a.m., Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SVMK2020 (please have your notice or proxy card in hand when you visit the website).

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.

On behalf of the Company’s Board of Directors, we would like to express our appreciation for your support of and interest in SurveyMonkey.

Sincerely,

David A. Ebersman	Zander Lurie
Chair of the Board of Directors	Chief Executive Officer and Director

SVMK INC.

One Curiosity Way

San Mateo, California 94403

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	June 4, 2020 at 11:00 a.m., Pacific Time

Place

The Annual Meeting will be a completely virtual audio meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SVMK2020.

Items of Business

•  To elect three Class II directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.

•  To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

•  To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.

•  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

•  To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date	April 9, 2020 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on June 4, 2020. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about April 22, 2020 at the following website: www.proxyvote.com, as well as on our investor relations webpage at investor.surveymonkey.com in the “Financial Information” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Lora D. Blum

Chief Legal Officer and Secretary

San Mateo, California

April 22, 2020

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 22, 2020.

Page

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

Director Nominees	9
Continuing Directors	10
Director Independence	12
Board Leadership Structure	13
Board and Stockholder Meetings and Committees	13
Audit Committee	14
Compensation Committee	15
Nominating and Corporate Governance Committee	15
Compensation Committee Interlocks and Insider Participation	15
Considerations in Evaluating Director Nominees	16
Stockholder Recommendations for Nominations to the Board of Directors	16
Communications with the Board of Directors	16
Corporate Governance Guidelines and Code of Conduct	17
Role of the Board in Risk Oversight	17
Non-Employee Director Compensation	17

PROPOSAL NO. 1 ELECTION OF DIRECTORS	20

Nominees	20
Vote Required	20

PROPOSAL NO. 2 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	21

PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	22

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

Fees Paid to the Independent Registered Public Accounting Firm	23
Auditor Independence	24
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	24
Vote Required	24

AUDIT COMMITTEE REPORT	25

EXECUTIVE OFFICERS	27

EXECUTIVE COMPENSATION	29

Compensation Discussion and Analysis	29
Summary Compensation Table	52
Grants of Plan-Based Awards in 2019	53
Outstanding Equity Awards at 2019 Year-End	54
Option Exercises and Stock Vested in 2019	56
Potential Payments upon Termination or Change in Control	56
Pension Benefits and Nonqualified Deferred Compensation	58
Equity Compensation Plan Information	59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	63

OTHER MATTERS	66

Fiscal Year 2018 Annual Report and SEC Filings	66
Company Website	66

PROPOSALS OF STOCKHOLDERS FOR 2021 ANNUAL MEETING	67

SVMK INC.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m., Pacific Time, on June 4, 2020

This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on June 4, 2020 at 11:00 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/SVMK2020. Stockholders of record as of April 9, 2020 (the “Record Date”) are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) is first being mailed on or about April 22, 2020 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.

Why am I receiving these materials?

Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at the Annual Meeting, which will take place on June 4, 2020. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report, as filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2020. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•

the election of Ryan Finley, Benjamin C. Spero and Serena Williams as Class II directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified;

•	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers;

•	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes to approve the compensation of our Named Executive Officers; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the election of each of Ryan Finley, Benjamin C. Spero and Serena Williams as Class II directors;

•	FOR the approval of the non-binding resolution on Named Executive Officer compensation;

•	FOR a “ONE YEAR” frequency for future advisory votes on Named Executive Officer compensation; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 9, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 138,069,849 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SVMK2020. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 11:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2020 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

•

You may vote by telephone. To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 3, 2020 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•

You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than June 3, 2020. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•

You may vote at the Annual Meeting. To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/SVMK2020 (have your Notice or proxy card in hand when you visit the website).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at SVMK Inc., One Curiosity Way, San Mateo, California 94403, by 11:59 p.m., Eastern Time, on June 3, 2020; or

•	following the instructions at www.virtualshareholdermeeting.com/SVMK2020.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term (Proposal No. 1);

•	FOR the approval of the non-binding resolution on Named Executive Officer compensation (Proposal No. 2);

•	FOR a “ONE YEAR” frequency for future advisory votes on Named Executive Officer compensation (Proposal No. 3);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 4); and

•	in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposals No. 1 (election of directors), No. 2 (say-on-pay) and No. 3 (frequency of say-on-pay) are non-routine matters, while Proposal No. 4 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposals No. 1, No. 2 and No. 3, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 4. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2, 3 and 4. However, because the outcomes of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 138,069,849 shares of common stock outstanding, which means that 69,034,926 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Plurality means that the three nominees who receive the most FOR votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 2: This proposal, commonly referred to as the “say-on-pay” proposal, requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is an advisory vote, the result will not be binding on our board of directors. Our board of directors and the compensation committee values stockholders’ opinions, and will take into account the outcome of the advisory vote when considering future executive compensation decisions. Abstentions will have the same effect as a vote AGAINST the proposal.

•

Proposal No. 3: This proposal is on the frequency with which we will conduct a “say-on-pay” vote, and the option of one, two or three years that receives the highest number of FOR votes will be approved. Since this proposal is an advisory vote, the result will not be binding on our board of directors. Our board of directors and the compensation committee value stockholders’ opinions, and will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.

•

Proposal No. 4: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, you hold shares that may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

SVMK Inc.

Attention: Secretary

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our

2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 23, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

SVMK Inc.

Attention: Secretary

One Curiosity Way

San Mateo, California 94403

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 6, 2021; and

•	not later than March 8, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2021 annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our board of directors, which is currently comprised of ten members. Eight of our ten directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Upon the recommendation of our nominating and corporate governance committee, we are nominating Ryan Finley, Benjamin C. Spero and Serena Williams as Class II directors at the Annual Meeting. If elected, Messrs. Finley and Spero and Ms. Williams will each hold office for a three-year term until the annual meeting of stockholders to be held in 2023 or until their successors are elected and qualified.

The following table sets forth the names, ages as of April 9, 2020 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Ryan Finley	II	43	Director	1999	2020	2023
Benjamin C. Spero(1)(2)	II	44	Director	2009	2020	2023
Serena J. Williams	II	38	Director	2017	2020	2023

Continuing Directors
Susan L. Decker(1)(3)	III	57	Director	2017	2021	—
David A. Ebersman(3)	III	50	Chair of the Board	2015	2021	—
Erika H. James(3)	III	50	Director	2018	2021	—
Sheryl K. Sandberg(2)	III	50	Director	2015	2021	—
Alexander J. Lurie	I	46	Chief Executive Officer, interim Chief Financial Officer & Director	2009	2022	—
Dana L. Evan(1)	I	60	Director	2012	2022	—
Brad D. Smith(2)	I	56	Director	2017	2022	—

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our nominating and corporate governance committee

Director Nominees

Ryan Finley. Mr. Finley started SurveyMonkey in 1999 and has served as a member of our board of directors since our founding. Mr. Finley also currently serves on the Board of Trustees of the Portland Art Museum. Mr. Finley studied computer science at the University of Wisconsin-Madison.

Mr. Finley was selected to serve on our board of directors because of his perspective and experience as our founder.

Benjamin C. Spero. Mr. Spero has served as a member of our board of directors since April 2009. Mr. Spero has served as a Managing Director at Spectrum Equity, a private equity firm, since January 2001. Mr. Spero currently serves on the boards of directors of numerous privately-held companies, and he previously served on the board of GrubHub, an online food ordering company, and Ancestry.com, a genealogy company. Mr. Spero holds a B.A. in economics and history from Duke University.

Mr. Spero was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of both publicly and privately held technology companies.

Serena J. Williams. Ms. Williams has served on our board of directors since May 2017. Ms. Williams began her career as a professional tennis player in 1995 and has won 23 career Grand Slam singles titles. Ms. Williams is also an activist, fashion designer, marketer and brand builder, and a dedicated philanthropist. Since giving birth in 2017 and returning to Grand Slam finals play, she has also been an advocate for women, mothers and future mothers. In 2014, Ms. Williams created Serena Ventures, a venture fund and investing firm, which focuses on investing in companies that embrace diverse leadership, individual empowerment, creativity and opportunity. Her 2018 HBO sports documentary series, BEING SERENA, was nominated for three Sports Emmy Awards and a Peabody Award. In September 2019, Ms. Williams’ fashion brand, SERENA, made its New York Fashion Week debut and launched its jewelry line shortly thereafter.

Ms. Williams was selected to serve on our board of directors because of her experience and perspective as an entrepreneur and developer of her global personal brand.

Continuing Directors

Susan L. Decker. Ms. Decker has served as a member of our board of directors since November 2017. In February 2018, Ms. Decker founded Raftr, a communications and event platform for university campuses, and she also serves as its Chief Executive Officer. From 2009 to 2019, Ms. Decker has served on various boards of directors of several public and private companies. Currently, those include Berkshire Hathaway, a conglomerate holding company, Vail Resorts, a ski resorts operator, Costco, an operator of warehouse clubs and Vox Media, a digital media company. Previously she served on the boards of Intel, a technology company and Pixar, an entertainment company. From June 2000 to April 2009, Ms. Decker served in various executive management positions at Yahoo, a web services provider, including President from June 2007 to April 2009, Executive Vice President, Advertiser and Publisher Group from December 2006 to June 2007 and Chief Financial Officer from June 2000 to June 2007. Prior to Yahoo, she served as Director of Global Research at Donaldson, Lufkin & Jenrette, an investment bank. Ms. Decker is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council. Ms. Decker holds a B.S. from Tufts University, with a double major in computer science and economics, and an M.B.A. from Harvard Business School.

Ms. Decker was selected to serve on our board of directors because of her executive experience at a public technology company and her financial expertise as a former equity securities analysist and her service on the boards of directors of numerous public companies.

David A. Ebersman. Mr. Ebersman has served as a member of our board of directors since June 2015. Since January 2015, Mr. Ebersman has served as co-founder and Chief Executive Officer of Lyra Health, a behavioral health care technology company. From September 2009 to June 2014, Mr. Ebersman served as Chief Financial Officer of Facebook, an online social networking company. Prior to Facebook, Mr. Ebersman served in various positions at Genentech, a biotechnology company, most recently as Chief Financial Officer and Executive Vice President from March 2005 to April 2009. Mr. Ebersman currently serves as a member of the board of directors of Castlight Health, a health technology company. Mr. Ebersman holds an A.B. in international relations and economics from Brown University and was selected for a Henry Crown Fellowship in 2000.

Mr. Ebersman was selected to serve on our board of directors because of his perspective and leadership experience with technology companies.

Erika H. James. Ms. James has served as a member of our board of directors since August 2018. Ms. James has served as the Dean of Emory University’s Goizueta Business School since July 2014 and has been named the next dean of the Wharton School at the University of Pennsylvania, effective July 1, 2020. From January 2012 to July 2014, Ms. James served as Senior Associate Dean for Executive Education at Darden School of Business, University of Virginia and was the President of the Institute for Crisis Management, a consulting and research organization for crisis preparedness and response, from November 2012 to June 2014. Ms. James holds a B.A. in psychology from Pomona College and a Ph.D. in organizational psychology from the University of Michigan.

Ms. James was selected to serve on our board of directors because of her extensive leadership experience in higher education.

Sheryl K. Sandberg. Ms. Sandberg has served as a member of our board of directors since July 2015. Ms. Sandberg has served as Chief Operating Officer of Facebook since March 2008. Ms. Sandberg has served as a member of Facebook’s board of directors since June 2012, and previously served as a member of the boards of directors of The Walt Disney Company from March 2010 to March 2018 and Starbucks from March 2009 to March 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, most recently as Vice President of Global Online Sales & Operations. Ms. Sandberg is also a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School.

Ms. Sandberg was selected to serve on our board of directors because of her extensive senior management experience at public internet and technology companies.

Alexander “Zander” J. Lurie. Mr. Lurie has served as our Chief Executive Officer since January 2016, and he has served as a member of our board of directors since December 2009, including as Chair of our board of directors from July 2015 to January 2016. Mr. Lurie has also served as our interim Chief Financial Officer following the retirement of Timothy J. Maly, our former Chief Financial Officer and Chief Operating Officer, from April 1, 2019 through July 7, 2019, after which Deborah L. Clifford became our Chief Financial Officer. Prior to joining SurveyMonkey, Mr. Lurie served as Senior Vice President of Entertainment at GoPro, a consumer company focused on building cameras, software and accessories, from November 2014 until January 2016. From February 2013 to January 2014, Mr. Lurie served as Executive Vice President for Guggenheim Digital Media, an internet media company. From April 2010 to August 2012, Mr. Lurie served as Senior Vice President, Strategic Development at CBS, a mass media corporation. From February 2008 to April 2010, Mr. Lurie served as Chief Financial Officer and Head of Business Development for CBS Interactive, a division of CBS. Mr. Lurie came to CBS Interactive via its acquisition of CNET Networks, a media website focused on technology and consumer electronics, where he served as head of Corporate Development from February 2006 to February 2008, and just prior to the acquisition also served as Chief Financial Officer. Mr. Lurie began his career in the investment banking group at J.P. Morgan where he led equity transactions and mergers and acquisitions in the internet sector. Mr. Lurie has served on the board of directors of GoPro since February 2016. Mr. Lurie holds a J.D. and M.B.A. from Emory University and a B.A. in political science from the University of Washington.

Mr. Lurie was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background as an executive of companies in the technology industry.

Dana L. Evan. Ms. Evan has served as a member of our board of directors since March 2012. Since 2013, Ms. Evan has served as a Venture Partner at Icon Ventures, a venture capital firm, and since July 2007, has invested in and served on the boards of directors of companies in the internet, technology and media sectors. From May 1996 until July 2007, Ms. Evan served as Chief Financial

Officer of VeriSign, a provider of intelligent infrastructure services. Ms. Evan currently serves on the board of directors of Box, a cloud content management company, Farfetch Limited, a fashion industry technology platform provider and marketplace, Proofpoint, a security-as-a-service provider, Domo, a business cloud software-as-a-service provider, and a privately-held company. In April 2019, Ms. Evan was selected as Director of the Year by the National Association of Corporate Directors (NACD). Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive).

Ms. Evan was selected to serve on our board of directors because of her experience in operations, strategy, accounting and financial management and investor relations at both publicly and privately-held technology companies.

Brad D. Smith. Mr. Smith has served as a member of our board of directors since May 2017. Mr. Smith is the Executive Chairman of the board of directors of Intuit, a business and financial software company, and served as President and Chief Executive Officer of Intuit from January 2008 to January 2019, and as Chairman of the board of directors of Intuit since January 2016. Mr. Smith currently as Chairman of the board of directors of Nordstrom, a department store company. Mr. Smith holds a B.A. in Business Administration from Marshall University and an M.A. in Management from Aquinas College.

Mr. Smith was selected to serve on our board of directors because of his executive and management experience at a public technology company.

Director Independence

Our common stock is listed on the Nasdaq Global Select Stock Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the listing standards of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, board of directors, or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or (ii) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the listing standards of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to, (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director, and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations,

our board of directors has determined that Mmes. Decker, Evan, James, and Sandberg and Messrs. Ebersman, Finley, Smith and Spero do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. Ms. Williams provided us with marketing services during 2018, for which she was compensated, and accordingly, she was deemed to not be an independent director at this time. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In addition, our board of directors has determined that all members of our audit, compensation, and nominating and corporate governance committees are independent.

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Mr. Ebersman currently serves as the Chair of our board of directors. The general policy outlined in our Corporate Governance Guidelines is that the Chair of the board of directors and the CEO positions may, but need not be, served by the same person. Currently, the Chair of our board of directors and the CEO positions are served by separate individuals. Our board of directors believes that the current board leadership structure provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. Ebersman’s years of experience in leadership and executive roles in the technology industry.

Board and Stockholder Meetings and Committees

During the fiscal year ended December 31, 2019, our board of directors held five meetings (including regularly scheduled and special meetings) and acts by unanimous written consent from time to time. In order to encourage and enhance communication among independent directors, our independent directors meet in executive session without management directors or company management at least twice per year, as provided in our corporate governance guidelines. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director, and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. At our first annual meeting of stockholders, held on June 11, 2019, all but two of our directors attended.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are standing committees of the board of directors. The current membership of our committees and the number of meetings held by each committee in fiscal year 2019 is set forth below. Each of our standing committees operates under a written charter that complies with the applicable requirements of the Nasdaq listing standards and the applicable rules and regulations of the SEC. Each of the charters is posted on the “Governance”

section of our investor relations website at investor.surveymonkey.com/corporate-governance/governance-overview.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee(1)
Susan L. Decker	Member		Member
David A. Ebersman			Chair
Dana L. Evan	Chair
Erika H. James			Member
Sheryl K. Sandberg		Member
Brad D. Smith		Chair
Benjamin C. Spero	Member	Member

Total Number of Meetings	6	5	2

(1)	In February 2020, Mr. Ebersman stepped down from the chair of our nominating and corporate governance committee, but remained a member of the committee, while Ms. James became the chair.

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls;

•	developing and overseeing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related party transactions; and

•	pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Each of the members of our audit committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that each of Mmes. Decker and Evan and Mr. Spero is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;

•	establishing and reviewing general policies relating to compensation and benefits of our employees; and

•	making recommendations regarding non-employee director compensation to our full board of directors.

Each of the members of our compensation committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	approving our committee charters;

•	overseeing compliance with our code of business conduct and ethics;

•	contributing to succession planning;

•	reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Each of the members of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of our company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Chief Legal Officer or the Legal Department, at SVMK Inc., One Curiosity Way, San Mateo, California 94403. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and SVMK and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors.

Communications with the Board of Directors

Interested parties wishing to communicate with our non-management directors may do so by writing to the board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Chief Legal Officer at SVMK Inc., One Curiosity Way, San Mateo, California 94403. Our Chief Legal Officer or Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chair of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations webpage at investor.surveymonkey.com in the “Governance” section. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Non-Employee Director Compensation

In August 2018, our board of directors approved a compensation policy for our non-employee directors (the “director compensation policy”), which was most recently amended in August 2019. The director compensation policy was developed with input from our independent compensation consultant firm, Compensia, Inc. regarding practices and compensation levels at comparable companies. It is designed to attract, retain and reward non-employee directors.

Under our director compensation policy, each non-employee director is entitled to receive the cash and equity compensation for board services as described below. We also reimburse our non-employee directors for reasonable, customary and documented expenses for travel to board meetings.

The director compensation policy includes a maximum annual limit of cash payments in any fiscal year of $200,000 (increased to $300,000 with respect to non-employee directors who serve in the capacity of Chair of the board of directors, lead outside director and/or audit committee chair at any time during the fiscal year).

Additionally, the director compensation policy provides, subject to the adjustment provisions contained in the director compensation policy, that no non-employee director may be granted, in any fiscal year, equity awards with a grant date fair value of greater than $750,000, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value determined using the same methodology our board of directors or our compensation committee uses to determine the grant date fair value of equity awards to our executive officers. Pursuant to the methodology, the value of restricted stock units (“RSUs”) will be determined by using the average closing price of our common stock over a period of time prior to the date of grant (not to exceed 120 days), with such period of time to be determined by our board of directors or our compensation committee, and the value of nonstatutory stock options will be determined by using a ratio of non-statutory stock options to RSUs, with such ratio to be determined by our board of directors or our compensation committee, not to exceed 4:1. Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitations. The maximum limits do not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Under our director compensation policy, non-employee directors are entitled to receive the following annual cash compensation for their respective services:

Annual Cash Compensation for Non-Employee Directors
	Board of Directors	Audit Committee	Compensation Committee	Nominating & Governance Committee

Member	$30,000	$8,000	$5,000	$3,500

Chair	$42,000	$20,000	$10,000	$7,500

Chairs of our board or its committees are paid at the “chair” rate and are not paid additional member fees. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Equity Compensation

Initial Grant. Each person who first becomes a non-employee director will receive, on the date of the first board of director or compensation committee meeting occurring on or after the date on which such individual first becomes a non-employee director, an award consisting of non-statutory stock options and RSUs, or the initial grant, with a combined value of $320,000. The allocation of value between non-statutory stock options and RSUs subject to the initial grant will be determined in accordance with the methodology described above. The non-statutory stock options subject to the initial grant will be scheduled to vest as to 1/36th of the shares subject to the grant on each monthly anniversary of the commencement of the non-employee director’s service as a non-employee director, and the RSUs subject to the initial grant will be scheduled to vest as to 1/12th of the RSUs on a quarterly basis, in both such instances, if on such dates the non-employee director has remained in continuous service as a director.

Annual Grant. Each non-employee director will receive, annually, an award consisting of non-statutory stock options and RSUs (the “annual grant”) with a combined value of $160,000. The allocation of value between non-statutory stock options and RSUs subject to the annual grant will be determined in accordance with the methodology described above. The non-statutory stock options subject to the annual grant will be scheduled to vest as to 1/12th of the shares subject to the grant on each monthly anniversary of the date of grant, and the RSUs subject to the annual grant will be scheduled to vest as to 1/4th of the RSUs on a quarterly basis, in both such instances, if on such dates the non-employee director has remained in continuous service as a director.

In the event of a “change in control” (as defined in our 2018 Equity Incentive Plan (the “2018 Plan”)), each non-employee director will fully vest in his or her outstanding initial grant or annual grant(s), provided that the non-employee director continues to be a non-employee director through the date of such “change in control.”

For information about the compensation of directors who are also our employees, see the section titled “Executive Compensation.”

Director Compensation in Fiscal 2019

The following table provides information regarding compensation of our non-employee directors for service as directors for 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)	RSUs Outstanding (#)(2)	Options Outstanding (#)(2)
David A. Ebersman	49,500	84,696	75,625	209,820	17,131	220,192
Susan L. Decker	41,500	84,696	75,625	201,820	17,131	220,192
Dana L. Evan	50,000	84,696	75,625	210,320	17,131	403,966
Ryan Finley	30,000	84,696	75,625	190,320	2,548	10,192
Erika H. James	33,500	84,696	75,625	193,820	26,610	75,096
Sheryl K. Sandberg(3)	—	—	—	—	—	—
Brad D. Smith	40,000	84,696	75,625	200,320	17,131	220,192
Benjamin C. Spero(4)	43,000	84,696	75,625	203,320	2,548	10,192
Serena J. Williams	30,000	84,696	75,625	190,320	17,131	220,192

(1)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant-date fair value of the RSUs and stock options awarded to the non-employee director in 2019, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2020.

(2)

As of December 31, 2019, our non-employee directors held outstanding RSUs and outstanding stock options to purchase the number of shares of common stock set forth in each column. Includes awards for director compensation and non-director compensation.

(3)

Ms. Sandberg has declined to receive any compensation for her service as our director. In addition, Ms. Sandberg plans to donate all shares beneficially owned by her (or the proceeds from the sale thereof) to the Sheryl Sandberg and Dave Goldberg Family Foundation as part of fulfilling their philanthropic commitment to the Giving Pledge.

(4)	Mr. Spero disclaims any compensation for his service as our director and directs it to funds affiliated with Spectrum Equity.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our board of directors has nominated Ryan Finley, Benjamin C. Spero and Serena Williams for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Finley and Spero and Ms. Williams will serve as Class II directors until the 2023 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Finley and Spero and Ms. Williams. We expect that Messrs. Finley and Spero and Ms. Williams will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation Tables”). This proposal, commonly referred to as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole.

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.

The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our Named Executive Officers in its totality, as described in the proxy statement in accordance with the compensation disclosure rules of the SEC.

In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”

Vote Required

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors and the compensation committee values stockholders’ opinions, and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF

THE FREQUENCY OF FUTURE NON-BINDING VOTES TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non- binding and advisory basis, for their preference on how frequently we should conduct a “say-on-pay” vote (such as the one described in Proposal No. 2 above). Specifically, stockholders may indicate whether they would prefer such an advisory vote on Named Executive Officer compensation to be presented for stockholder approval every one, two or three years.

Our board of directors recommends that the say-on-pay vote be submitted to the stockholder every year. Our board of directors believes that an annual vote on Named Executive Officer compensation provides stockholders with the opportunity to provide more frequent and direct input to the board of directors and the compensation committee about our executive compensation philosophy, policies and practices.

Vote Required

The option among one year, two years or three years that receives the highest number of votes of the holders of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors and the compensation committee value stockholders’ opinions, and will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A “ONE YEAR” FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2020. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2020 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2019 and 2018.

	Fiscal Year
	2019	2018
Audit Fees(1)	$3,546,296	$3,303,860
Audit-Related Fees(2)	164,557	—
Tax Fees(3)	795,987	597,802
All Other Fees(4)	3,465	1,945

Total Fees	$4,510,305	$3,903,607

(1)

“Audit Fees” consisted of fees for professional services provided in connection with the audit of our consolidated financial statements (including the adoption of new accounting standards and certain other accounting consultations), quarterly reviews of interim condensed consolidated financial statements and SEC registration statements (including our initial public offering).

(2)

“Audit Related Fees” consisted of services provided by the principal accountant that are reasonably related to the performance of the audit or review of our financial statements not reported as “Audit Fees.” For fiscal year 2019, this category includes fees related to acquisition support due diligence procedures.

(3)	“Tax Fees” related to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.

(4)

“All Other Fees” consisted of aggregate fees billed for products and services provided by Ernst & Young LLP other than those disclosed above, which is primarily subscription fees paid for access to online accounting research software.

Auditor Independence

In the fiscal year ended December 31, 2019, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP for our fiscal years ended December 31, 2019 and 2018 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, or the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that SVMK Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee serves as the representative of our board of directors with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•	the independent registered public accounting firm’s appointment, qualifications and independence.

The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The audit committee is composed of three non-employee directors. Our board of directors has determined that each member of the audit committee is independent, and that each of Mmes. Decker and Evan and Mr. Spero qualifies as an “audit committee financial expert” under the SEC rules.

The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.

The audit committee reviewed and discussed our audited consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB.

The audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence. In addition, the audit committee discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2020. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the board of directors:

Dana L. Evan (Chair)

Susan L. Decker

Benjamin C. Spero

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of April 9, 2020. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Zander Lurie(1)	46	Chief Executive Officer, interim Chief Financial Officer & Director
Lora D. Blum	46	Chief Legal Officer and Secretary
Rebecca Cantieri	45	Chief People Officer
Deborah L. Clifford	46	Chief Financial Officer
Thomas E. Hale	51	President
John S. Schoenstein	50	Chief Sales Officer

(1)

Mr. Lurie also served as our interim Chief Financial Officer from April 1, 2019, following the retirement of Timothy J. Maly as our Chief Financial Officer and Chief Operating Officer, until Ms. Clifford’s service as CFO began on July 8, 2019.

For the biography of Mr. Lurie, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Lora D. Blum. Ms. Blum has served as our Chief Legal Officer and Secretary since January 2017. Prior to joining us, Ms. Blum spent over six years at LinkedIn, a professional social media networking company, from June 2010 to January 2017 in various legal leadership roles, including most recently as Vice President, Legal-Corporate. Prior to LinkedIn, Ms. Blum was in private practice for over ten years, including serving as a Partner in capital markets at Jones Day and a Shareholder at Heller Ehrman. Ms. Blum holds a J.D. from UCLA and a B.A. in history from the University of California, Berkeley.

Rebecca Cantieri. Ms. Cantieri has served as our Chief People Officer since February 2018, and previously served as our Senior Vice President, Human Resources from January 2016 to January 2018 and our VP, Human Resources from September 2011 to January 2016. Prior to joining us, Ms. Cantieri spent over eleven years at Yahoo!, an internet services provider, in various human resources leadership roles, including as Senior Director, Human Resources and Director, Human Resources (Mergers & Acquisitions). Ms. Cantieri holds a B.A. in public administration from San Diego State University and an M.B.A from San Francisco State University.

Deborah L. Clifford. Ms. Clifford has served as our Chief Financial Officer since July 2019. Prior to joining us, Ms. Clifford served as Vice President of Financial Planning and Analysis at Autodesk, Inc., a design software and services company, from January 2018 to July 2019, and prior to that, served in various finance positions at Autodesk since September 2005, including as Vice President, Division Finance from July 2014 to December 2017. Ms. Clifford currently serves as a director and member of the audit committee of Harmonic Inc., a company which designs, manufactures and sells video infrastructure products, and system solutions. Ms. Clifford also serves on the board of trustees of GeoHazards International, a non-profit organization dedicated to disaster prevention in the developing world. Ms. Clifford holds an M.B.A. from Stanford Graduate School of Business and a B.A. in political science with business specialization from UCLA.

Thomas E. Hale. Mr. Hale has served as our President since July 2016. Prior to joining us, Mr. Hale served as Chief Operating Officer of HomeAway, an internet marketplace for vacation rentals, and as HomeAway’s Chief Product Officer from July 2010 to April 2015. Mr. Hale currently serves on the board of directors of Cars.com, an automotive website, and previously served on the board of directors of Intralinks, a global technology provider, until its acquisition by Synchronoss Technologies in January 2017, and the board of directors of ReachLocal, an online marketing and advertising solution provider, until its acquisition by Gannett Co. in August 2016. Mr. Hale holds an A.B. in history and literature from Harvard University.

John S. Schoenstein. Mr. Schoenstein has served as our Chief Sales Officer since September 2017. Prior to joining us, Mr. Schoenstein served as Vice President of Sales at Adobe, a computer software company, from January 2016 to August 2017, Vice President of Sales and Merchant Development, Marketplaces at eBay, an e-commerce company, from August 2014 to January 2016 and at Amazon.com, an electronic commerce and cloud computing company, as General Manager of Amazon Payments from January 2013 to August 2014, and as General Manager of Global Sales and Business Development of Amazon Marketplace from February 2012 to January 2013. Mr. Schoenstein holds a B.A. in English and history from Notre Dame de Namur University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the 2019 compensation program for our principal executive officer, each individual who served as our principal financial officer during the fiscal year and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For 2019, our Named Executive Officers were:

•	Alexander (“Zander”) J. Lurie, our Chief Executive Officer (our “CEO”);[1]

•	Lora D. Blum, our Chief Legal Officer and Secretary;

•	Deborah L. Clifford, our Chief Financial Officer;

•	Thomas E. Hale, our President;

•	John S. Schoenstein, our Chief Sales Officer; and

•	Timothy J. Maly, our former Chief Financial Officer and Chief Operating Officer (until March 31, 2019);

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2019 and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Changes During 2019

On March 31, 2019, Mr. Maly retired as our Chief Financial Officer and Chief Operating Officer. He continued with us as a non-executive employee until May 1, 2019 to assist in our search for his successor and to advise and support us during this transitional period.

Ms. Clifford was appointed our Chief Financial Officer, effective as of July 8, 2019, replacing Mr. Lurie who served as interim Chief Financial Officer during the period between Mr. Maly’s retirement as Chief Financial Officer and Ms. Clifford’s appointment. Mr. Lurie did not receive any additional compensation for his services as interim Chief Financial Officer.

Executive Summary

Executive Changes During 2019

We are a leading global provider of survey software products and purpose-built solutions that enable organizations to engage with their key constituents, including their customers, employees and the markets they serve. Our mission is to power the curious. We enable organizations to turn feedback into action. Our platform has changed the way individuals and organizations of all sizes collect and analyze feedback by making it easy for anyone to create their own online surveys. Our vision is to raise the bar for human experiences by amplifying individual voices.

[1]	Mr. Lurie also served as our interim Chief Financial Officer from April 1, 2019 through July 7, 2019.

2019 Business Highlights

2019 was a strong year for us marked by significant achievements across our business. 2019 business highlights included the following:

2019 Key Results

•	Revenue was $307.4 million, an increase of 21% year-over-year.

•	Enterprise sales revenue was approximately 21% of total revenue, up from approximately 12% in 2018.

•	GAAP operating margin was (22)% and non-GAAP operating margin was 1%.+

•	GAAP net loss was ($73.9) million, Adjusted EBITDA was $38.6 million.+

•	Net cash provided by operating activities was $54.7 million, free cash flow was $40.2 million and unlevered free cash flow was $53.7 million, for 18%, 13% and 17% margin, respectively.+

•	Cash and cash equivalents totaled $131.0 million and total debt was $215.5 million for net debt of $84.5 million.

2019 Business Milestones

Customer Experience (CX)

•	SurveyMonkey acquired GetFeedback, a CX solution designed for the Salesforce ecosystem.

•	SurveyMonkey acquired Usabilla, a leading global Voice of Customer (VoC) technology provider company, based in Amsterdam.

Market Research

•	Audience Premium launched to help professionals gather deeper, faster insights.

International

•	SurveyMonkey achieved International Organization for Standardization (ISO) 27001 security recognition from the British Standards Institute.

•	SurveyMonkey advanced cloud operations in Europe for enterprise customers with the launch of a Dublin datacenter.

Culture

•	SurveyMonkey appointed Deborah Clifford as CFO.

•	SurveyMonkey recognized as best place to work on annual round-ups by Fortune, Best Place to Work, and Glassdoor.

•	SurveyMonkey ranked #1 in the Enterprise Feedback software category in the Fall 2019 G2 Grid, ranked #1 survey software solution by Capterra’s Top 20 Survey Software report.

+

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures. For a full reconciliation of the GAAP to non-GAAP measures, please see page 43 of our Annual Report accompanying this Proxy Statement.

Executive Compensation Highlights

Based on our overall operating environment and these results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2019:

•

Base Salaries. Approved a base salary increase for our CEO of 4.7% setting his annual base salary at $445,000, and annual base salary increases ranging from 0% to 6.7% for our other Named Executive Officers (other than Ms. Clifford).

•

Annual Cash Bonuses. For our Named Executive Officers other than Messrs. Maly and Schoenstein, approved annual cash bonus awards of approximately 102% of their target annual cash bonus opportunities (prorated for Ms. Clifford to reflect her partial year of employment) under the 2019 Terms and Conditions under our Executive Incentive Compensation Plan (the “Executive Bonus Plan”), including an annual cash bonus for our CEO in the amount of $449,361, equal to approximately 102% of his target annual bonus opportunity.

•

Annual Sales Compensation. Approved commission payments of approximately 119% of his target annual incentive opportunity for Mr. Schoenstein, our Chief Sales Officer, under his 2019 sales compensation plan.

•

Long-Term Incentive Compensation. Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock with grant date fair values ranging in the aggregate from approximately $1.19 million to approximately $3.81 million for the Named Executive Officers other than our CEO and Mr. Maly, and an option to purchase shares of our common stock and an RSU award for our CEO with an aggregate grant date fair value of approximately $4.94 million.

•

Appointment of Ms. Clifford as Chief Financial Officer. In connection with her appointment as our Chief Financial Officer in July 2019, we entered into an employment offer letter agreement dated May 23, 2019 with Ms. Clifford (please see below for a description of the offer letter and our initial compensation arrangements with Ms. Clifford). In addition, Ms. Clifford entered into our standard form of Change of Control and Severance Agreement (the “Severance Agreement”). The terms and conditions of her Severance Agreement are described in “Potential Payments Upon Termination or Change in Control” below.

Relationship Between Pay and Performance

We design our executive compensation program to align the attraction, motivation, rewards and retention of our Named Executive Officers with the goal of promoting the interests of our stockholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is both “at-risk” and variable in nature.

We emphasize variable compensation that appropriately rewards our Named Executive Officers through the following two principal compensation elements:

•

First, we provide the opportunity to participate in our Executive Bonus Plan (other than Mr. Schoenstein who, as our Chief Sales Officer, participates in a sales compensation plan), which provides cash payments if they produce short-term results aligned with long-term shareholder value that meet or exceed certain business objectives set forth in our annual operating plan.

•

In addition, we grant both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, which in the aggregate comprise a majority of their target total direct compensation opportunities. The value of these equity awards depends entirely on the value of our common stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that these compensation elements provide balanced incentives for our Named Executive Officers to meet our business objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our Named Executive Officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and performance over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2019:

What We Do:

•

Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

•

Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy annually, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

•

Maintain Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to assist with its 2019 compensation review. This consultant performed no other consulting or other services for us in 2019.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

•	Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•

“Double-Trigger” Change-in-Control Arrangements. Except as described in the following sentence, all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid). The equity awards granted to Mr. Hale in connection with his appointment as our President at the time of his hiring provide that in the event of a change in control of the Company 50% of the then-outstanding and unvested portion of such awards will become immediately vested and exercisable. Additional equity grants made to Mr. Hale are subject to the “double-trigger” arrangement described above.

•	Health or Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees.

•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

What We Don’t Do:

•

No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our Named Executive Officers.

•	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.

•

No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•

No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our Named Executive Officers, and the non-employee members of our Board of Directors from hedging or pledging our equity securities.

Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting the following stockholder advisory votes:

•	a non-binding vote to approve the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and

•	a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Frequency-of-Say- on-Pay” vote).

See Proposals 2 and 3, respectively, in this Proxy Statement.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

With respect to the Frequency-of-Say-on-Pay vote, stockholders will have the option of voting on whether future Say-on-Pay votes should be held every one, two or three years, or abstaining from such vote. In determining the frequency of future Say-on-Pay votes, our Board of Directors will take into consideration the preference of our stockholders as reflected by the results of this “frequency” vote. Our Board of Directors is recommending that we hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives and aligns our executives’ interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executives within the context of responsible cost management;

•	establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;

•

align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	offer total compensation opportunities to our executives that is competitive, internally consistent and fair.

We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, annual cash bonus opportunities and long-term equity incentive opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and stockholders and to link pay with performance.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.

The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at www.investor.surveymonkey.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in making final decisions with respect to the compensation of our Named Executive Officers.

Setting Target Total Direct Compensation

Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board of Directors;

•

each individual Named Executive Officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•

the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•

the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;

•	our CEO’s compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;

•	our financial performance relative to our peers;

•

the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to our CEO’s own compensation).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer and business judgment in making their decisions.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (except with respect to our CEO’s own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers and take into account the Company’s business objectives, which are reviewed with our Board of Directors.

The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In 2019, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.

During 2019, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services including the following:

•	the review, analysis and updating of our compensation peer group;

•

the review and analysis of the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our Named Executive Officers against competitive market data based on the companies in our compensation peer group and selected compensation surveys;

•	the review and analysis of the base salary level, annual cash bonus opportunity and long-term incentive compensation opportunity for our Chief Financial Officer position;

•	an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	consultation with the Compensation Committee chair and other members between Compensation Committee meetings; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2019, Compensia did not provide any other services to us.

The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2019. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Named Executive Officers.

The compensation peer group for 2019, which was developed in November 2018 with the assistance of Compensia, to analyze the compensation of our Named Executive Officers was comprised of publicly traded technology companies against which we compete for executive talent. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:

•	publicly traded companies in the software sector located in the United States;

•	similar revenues – within a range of ~0.5x to ~2.5x of our trailing four fiscal quarters’ revenue of approximately $234 million; and

•	similar market capitalization – within a range of ~0.25x to ~4.0x of our then-market capitalization of approximately $1.7 billion.

This compensation peer group consisted of the following companies:

Alteryx	Coupa Software	New Relic
AppFolio	DocuSign	Smartsheet
Apptio	Dropbox	SPS Commerce
Blackline	Five9	Twilio
Box	Hortonworks	Zendesk
Cloudera	Hubspot

The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from custom data cuts drawn from the Radford Global Technology Survey database and from Compensia’s proprietary database, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Generally, our executive compensation program consists of three principal elements – base salary, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long Term Equity Incentive Compensation	Variable	Equity awards in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to our CEO’s own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions.

In February 2019, the Compensation Committee reviewed the base salaries of our then-Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to adjust the base salaries of each of our then-Named Executive Officers (other than Messrs. Maly and Schoenstein) to bring their base salaries to levels that were comparable to those of similarly-situated executives in the competitive marketplace.

The base salaries of our then-Named Executive Officers as determined for 2019 were as follows:

Named Executive Officer	2018 Base Salary($)	2019 Base Salary ($)(1)	Percentage Adjustment
Zander Lurie	425,000	445,000	4.7%
Lora Blum	300,000	320,000	6.7%
Deborah Clifford	—	375,000	—
Tom Hale	365,000	375,000	2.7%
John Schoenstein	325,000	325,000	—
Tim Maly(2)	325,000	325,000	—

(1)	These base salaries were effective February 1, 2019 (or effective July 8, 2019 in the case of Ms. Clifford).

(2)	In February 2019, Mr. Maly notified us of his intention to retire during the second fiscal quarter of 2019, so no increase was made to his annual base salary.

The base salaries paid to our Named Executive Officers during 2019 are set forth in the “2019 Summary Compensation Table” below.

Base Salary of Ms. Clifford

In connection with her appointment as our Chief Financial Officer effective July 8, 2019, the Compensation Committee approved an annual base salary for Ms. Clifford in the amount of $375,000. In establishing Ms. Clifford’s annual base salary, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve as the principal financial officer of a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate her into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

Annual Cash Bonuses

We use an annual cash bonus plan to motivate our Named Executive Officers (other than Mr. Schoenstein, our Chief Sales Officer, who participates in a separate sales compensation plan) to achieve our annual business goals. In February 2019, the Compensation Committee approved the 2019 Executive Bonus Plan to provide incentives for our Named Executive Officers to meet or exceed the principal business objectives set forth in our 2019 annual operating plan. Pursuant to the 2019 Executive Bonus Plan, the Compensation Committee established a target annual cash bonus opportunity for each participant in the plan and a bonus pool, with actual awards payable from such bonus pool, with respect to our 2019 performance.

Target Annual Cash Bonus Opportunities

For purposes of the 2019 Executive Bonus Plan, cash bonuses were to be based upon a specific percentage of each Named Executive Officer’s actual annual base salary paid during the year. In February 2019, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash bonus opportunities of our then-Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to increase the target annual cash bonus opportunity of each of our then-Named Executive Officers (other than Messrs. Maly and Schoenstein) to bring their target total cash compensation opportunities to levels that were comparable to those of similarly-situated executives in the competitive marketplace.

The target annual cash bonus opportunities of our then-Named Executive Officers as determined for 2019 were as follows:

Named Executive Officer	2019 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2019 Target Annual Cash Bonus Opportunity ($)(1)
Zander Lurie	100%	442,500
Lora Blum	50%	159,167
Deborah Clifford(2)	75%	135,298
Tom Hale	90%	336,750
John Schoenstein(3)	—	—
Tim Maly(4)	75%	82,173

(1)	Amounts are calculated using a bonus proration factor to reflect actual earnings in 2019, not annual base salary rates, which were implemented in February 2019.

(2)	Ms. Clifford’s 2019 bonus opportunity was prorated due to her partial year of employment.

(3)	As our Chief Sales Officer, Mr. Schoenstein was on a separate sales compensation plan for 2019, and did not participate in the 2019 Executive Bonus Plan.

(4)	In February 2019, Mr. Maly notified us of his intention to retire during the second fiscal quarter of 2019, so no increase was made to his target annual cash bonus opportunity.

Potential annual cash bonuses for our Named Executive Officers under the 2019 Executive Bonus Plan could range from zero to 150% of their target annual cash bonus opportunity.

Target Annual Cash Bonus Opportunity for Ms. Clifford

In connection with her appointment as our Chief Financial Officer effective July 8, 2019, the Compensation Committee approved a target annual cash bonus opportunity for Ms. Clifford in an amount equal to 75% of her annual base salary (to be prorated for 2019). In establishing Ms. Clifford’s target annual cash opportunity, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve as the principal financial officer of a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate her into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

Corporate Performance Measures

Participants in the 2019 Executive Bonus Plan were eligible to receive a bonus payment based upon the attainment of one or more corporate performance measures that were established by the Compensation Committee and which related to financial and operational objectives that were important to us. The 2019 Executive Bonus Plan was funded based on our actual results for the year as evaluated against these performance measures.

In February 2019, the Compensation Committee selected performance measures in three areas for the 2019 Executive Bonus Plan; two financial measures, revenue (weighted 45%) and unlevered free cash flow (weighted 45%) and one operational measure involving the achievement of our 2019 objectives and key results (“OKRs”) (weighted 10%). The Compensation Committee believed these performance measures were appropriate because, in its view, they were strong indicators of successful execution of our annual operating plan and they provided a strong emphasis on growth while managing expenses and strengthening our customer and employee relationships. The Compensation Committee believed these measures would also most directly influence the creation of sustainable long-term stockholder value.

For purposes of the 2019 Executive Bonus Plan:

•	“revenue” meant our GAAP revenue, as reflected in our audited financial statements for 2019; and

•

“unlevered free cash flow” was calculated as net cash provided by operating activities less purchases of property and equipment (net) and capitalized internal-use software, plus interest paid on long-term debt.

In addition, to keep our Named Executive Officers focused on our key imperatives related to growing our business, strengthening our value proposition for our business customers, continually enhancing the customer experience and building a cohesive and expert workforce, the Compensation Committee determined that bonuses under the 2019 Executive Bonus Plan should also be based in part on our ability to achieve the OKRs developed for purposes of addressing these imperatives. These OKRs involved a combination of quantitative and qualitative considerations to be evaluated after the end of the year by our Named Executive Officers and certified by our CEO resulting in a recommendation to the Compensation Committee on the level of attainment achieved for the year.

In February 2019, the Compensation Committee established a threshold, target and outperformance achievement level for each of these performance measures. To the extent that performance for any measure was below the threshold performance level, there would be no payment with respect to that measure. In addition, the potential payment for any measure was capped at the outperformance level. Achievement levels and payment percentages for performance between the threshold and outperformance performance levels were set forth in tables approved by the Compensation Committee. Payment for performance for points between those reflected in the table were to be calculated using straight-line interpolation.

Subsequently, in November 2019, the Compensation Committee reviewed the 2019 Executive Bonus Plan to consider the impact of two corporate acquisitions that were completed during the year on the various performance achievement levels for the plan’s two financial performance measures. After evaluating the potential effect of the two acquisitions on our revenue and unlevered free cash flow for the year, the Compensation Committee determined to amend the 2019 Executive Bonus Plan to revise the threshold, target and outperformance achievement levels and related payment percentages for each of these performance measures to reflect the impact of the acquisitions. Specifically, the Compensation Committee approved the amendment of the 2019 Executive Bonus Plan to replace the tables showing the threshold, target and outperformance achievement level for the revenue and unlevered free cash flow performance measures with updated tables that reflected the threshold, target and outperformance achievement levels and related payment percentages for each of these performance measures as well as the payment curve for performance between the threshold and outperformance performance levels. The table below shows these measures as originally determined in February 2019, and as revised in November 2019.

	Original Target Performance Level (in millions)($)			Revised Target Performance Level (in millions)($)
Corporate Performance Measure	Threshold	Target	Outperformance	Threshold	Target	Outperformance
Revenue	282.0	300.0	318.0	291.4	310.0	328.6
Unlevered Free Cash Flow	48.5	57.0	65.6	40.7	47.9	55.1

Annual Cash Bonus Payments

Under the 2019 Executive Bonus Plan, payments are made based on our performance with respect to each of the corporate performance measures and the OKRs and the extent to which each objective is achieved for the year. The percentage achievement, and the corresponding payment levels, with respect to the corporate performance measures were as follows:

Corporate Performance Measure	Weighting	Percentage Achievement versus Target Performance	Weighted Payment Level
Revenue	45%	94.2%	42.4%
Unlevered free cash flow	45%	134.2%	60.4%
OKRs	10%	100.0%	10.0%
Total			113%

Despite the self-executing nature of the plan, after discussion with management, the Compensation Committee exercised its negative discretion to reduce the percentage achievement versus target performance for the unlevered free cash flow measure to 110%, which reduced the overall bonus multiplier to 102% from 113%. This was based primarily on management’s recommendation taking into account expenses related to two corporate acquisitions made during 2019, which were lower than originally estimated. As a result, our Named Executive Officers (other than Mr. Maly, who did not receive a 2019 bonus due to his retirement) received annual cash bonus payments equal to 102% of their target annual cash bonus targets. The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers for 2019:

Named Executive Officer	2019 Target Annual Bonus Opportunity (as a percentage of base salary)	2019 Target Annual Bonus Opportunity ($)	Approximate 2019 Actual Annual Bonus Payment (as a percentage of the 2019 Target Annual Bonus Opportunity) (1)	2019 Actual Annual Bonus Payment ($)(1)
Zander Lurie	100%	442,500	102%	449,361
Lora Blum	50%	159,167	102%	161,568
Deborah Clifford(2)	75%	135,298	102%	137,700
Tom Hale	90%	336,750	102%	344,250
John Schoenstein(4)	—	—	—	—
Tim Maly(3)	75%	82,173	—	—

(1)	Percentages and amounts are calculated using a bonus proration factor to reflect actual earnings in 2019, not annual base salary rates, which were implemented in February 2019.

(2)	Ms. Clifford’s annual bonus payment has been prorated for her partial year of service.

(3)	Due to his retirement, Mr. Maly did not receive a 2019 annual bonus.

(4)	As our Chief Sales Officer, Mr. Schoenstein was on a separate sales compensation plan for 2019, and did not participate in the 2019 Executive Bonus Plan.

The annual bonuses awarded to our Named Executive Officers for 2019 are set forth in the “Fiscal 2019 Summary Compensation Table” below.

Mr. Schoenstein’s Sales Compensation Plan

As our Chief Sales Officer, Mr. Schoenstein was eligible for a sales compensation plan providing for the opportunity to earn incentive compensation based on the ability of our sales organization to achieve pre-established sales levels throughout the year. Consequently, he did not participate in the 2019 Executive Bonus Plan.

For 2019, his target annual incentive compensation opportunity was equal to 100% of his annual base salary, $325,000. The majority of this target annual incentive compensation opportunity (80% or a target of $260,000) was based on the sales organization’s actual performance during the year as measured against our quarterly sales-assisted annualized contract value (“ACV”) bookings. The amounts earned under this portion of his annual incentive compensation opportunity were to be paid one month in arrears following our determination of the actual sales for each month. In addition, the remainder of his target annual incentive compensation opportunity (20%, or a target of $65,000) was based on our achievement of pre-established quarterly revenue targets for our self-service business. Together, his total target annual incentive compensation for 2019 was $325,000. The amounts earned under his annual incentive award opportunity were paid one month in arrears following our determination of the actual sales for each month. Further, Mr. Schoenstein’s annual incentive compensation opportunity provided that he would be eligible to receive certain payment accelerators (providing for a payment equal to four times the otherwise applicable incentive commission rate) to the extent that our sales organization exceeded 100% of the ACV bookings quota or revenue targets, as applicable, established for a fiscal quarter.

We have not disclosed the specific target levels for our quarterly sales-assisted ACV bookings or revenue targets for our self-service business because we believe that such disclosure would result in competitive harm to us, as it would give competitors insight into our strategic and financial planning processes. The target levels were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort on the part of Mr. Schoenstein to achieve.

During 2019, Mr. Schoenstein was paid on a monthly pursuant to the sales compensation plan based on the performance of our sales organization against the quarterly sales-assisted ACV bookings and revenue targets for our self-service business established at the beginning of the year. Sales-assisted bookings and self-service business targets for 2019 were exceeded, and Mr. Schoenstein earned a total award under his sales compensation plan of $388,162.

Long-Term Equity Incentive Compensation

As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate and reward qualified and experienced executive. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.

Currently, we use options to purchase shares of our common stock and restricted stock unit (“RSU”) awards with time-based vesting requirements that may be settled for shares of our common stock to motivate and reward our Named Executive Officers for long-term increases in the value of our common stock. The Compensation Committee believes that because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option, these awards effectively align the interests of our Named Executive Officers with those of our stockholders and provide our Named Executive Officers with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because RSU awards have value to the recipient even in the absence of stock price appreciation, the Compensation Committee believes that we are able to incentivize and retain our Named Executive Officers using fewer shares of our common stock than would be necessary if we used stock options exclusively to provide an equity stake in the Company. Since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders.

To date, the Compensation Committee has not applied a rigid formula in determining the size of the equity awards to be granted to our Named Executive Officers. Instead, in making these decisions, the Compensation Committee has exercised its judgment as to the amount of the awards after considering a competitive market analysis prepared by its compensation consultant, the outstanding equity holdings of each Named Executive Officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group and the other factors described in “Compensation-Setting Process — Setting Target Total Direct Compensation” above. Based upon these factors, the Compensation Committee determines the size of each award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In February 2019, as part of its annual review of our executive compensation program, and after taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own equity awards), as well as the factors described in the preceding paragraph, the Compensation Committee granted our then-Named Executive Officers (other than Mr. Maly) options to purchase shares of common stock and RSU awards with time-based vesting requirements that may be settled for shares of common stock. Further, the Compensation Committee determined that the dollar value of the stock options should comprise 50% of each Named Executive Officer’s 2019 equity award, and the dollar value of the RSU awards should comprise the remaining 50% of the award. Our Compensation Committee’s valuation methodology provided that the stock options were valued at a 2:1 ratio of options to RSUs.

The equity awards granted to our then-Named Executive Officers for 2019 were as follows:

Named Executive Officer	Stock Option (number of shares)	RSU Award (number of shares)	Aggregate Equity Awards (grant date fair value)($)
Zander Lurie	414,000	207,000	4,941,090
Lora Blum	100,000	50,000	1,193,500
Deborah Clifford(1)	382,166	191,083	6,659,243
Tom Hale	320,000	160,000	3,819,200
John Schoenstein	150,000	75,000	1,790,250
Tim Maly(2)	—	—	—

(1)	Equity awards granted to Ms. Clifford were awarded in connection with her commencement of employment with the Company.

(2)	In February 2019, Mr. Maly notified us of his intention to retire during the second fiscal quarter of 2019, so no equity awards were granted to him.

The options to the Named Executive Officers (other than for Ms. Clifford) purchase shares of our common stock vest (and become exercisable) over a three-year period, with 1/12th of the total number of shares of our common stock subject to an option vesting on May 15, 2019 and 1/12th of the total number of shares subject to the option vesting quarterly thereafter for the remaining 11 quarters, contingent upon the Named Executive Officer’s continued employment with or service to the Company through each applicable vesting date.

The RSU awards to the Named Executive Officers (other than for Ms. Clifford) vest over a three-year period, with 1/12th of the total number of units subject to an award vesting on May 15, 2019 and 1/12th of the total number of units subject to the award vesting quarterly thereafter for the remaining 11 quarters, contingent upon the Named Executive Officer’s continued employment with or service to the Company through each applicable vesting date.

The equity awards granted to our Named Executive Officers during 2019 are set forth in the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards Table” below.

Equity Awards for Ms. Clifford

In connection with her appointment as our Chief Financial Officer effective July 8, 2019, the Compensation Committee granted Ms. Clifford an option to purchase 382,166 shares of our common stock and RSU award for that may be settled for 191,083 shares of our common stock. Both the option and the RSU award vest over four-year periods, with one quarter of the shares of our common stock or units, as applicable, subject to the award vesting on August 15, 2020 (the first anniversary of the vesting commencement date) and the remaining shares or units vesting ratably over the following three years on successive quarterly vesting dates, contingent upon her continued employment with the Company through each applicable vesting date. In establishing Ms. Clifford’s initial equity award grants, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve as the principal financial officer of a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate her into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.

We also maintain a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the Section 401(k) Plan as of the first day of the month following the date they meet the plan’s eligibility requirements. Participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. The Section 401(k) Plan permits us to make matching contributions and profit-sharing contributions to eligible participants and, currently, we match up to 25% of such contributions.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

In connection with our initial public offering, we entered into written confirmatory employment offer letters with each of our then-employed Named Executive Officers in September 2018, and we entered into an employment offer letter with Ms. Clifford in May 2019. Each of these arrangements was approved on our behalf by the Compensation Committee. We believe that these arrangements were necessary to secure the continued service of these individuals in a highly competitive job market.

Each of these employment offer letters does not have a specific term, provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and generally set forth the Named Executive Officer’s then-current base salary, target annual cash bonus opportunity, eligibility to receive equity awards as determined in the discretion of our Board of Directors or authorized Board committee and eligibility to participate in our employee benefit plans and programs in effect for similarly situated employees during his or her employment. In addition, by executing a confirmatory employment offer letter, each Named Executive Officer reaffirmed the terms and conditions of our Employee Proprietary Information and Inventions Agreement and our Arbitration Agreement that he or she had previously entered into with us.

These confirmatory employment offer letters also provided that each Named Executive Officer would be eligible to enter into a Change in Control and Severance Agreement based on his or her position within the Company. These agreements specify the severance payments and benefits that he or she are eligible to receive in connection with certain terminations of employment with the Company. These post-employment compensation arrangements are discussed in “Post-Employment Compensation” below.

For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

In connection with her appointment as our Chief Financial Officer in July 2019, we entered into an employment offer letter agreement dated May 23, 2019 with Ms. Clifford. Pursuant to this agreement, our initial compensation arrangements with Ms. Clifford were as follows:

•	an initial annual base salary of $375,000;

•	a target annual cash bonus opportunity equal to 75% of her annual base salary (to be prorated for 2019);

•

the grant of an RSU award that may be settled for 191,083 shares of our common stock, with such award to vest over a four-year period, with one quarter of the units subject to the award vesting on August 15, 2020 (the first anniversary of the vesting commencement date), and the remaining units vesting ratably over the following three years on successive quarterly vesting dates, with vesting contingent upon her remaining continuously employed by us through each applicable vesting date; and

•

the grant of an option to purchase 382,166 shares of our common stock, with such option to vest over a four-year period, with one quarter of the shares subject to the option vesting on August 15, 2020 (the first anniversary of the vesting commencement date), and the remaining shares vesting ratably over the following three years on successive quarterly vesting dates, with vesting contingent upon her remaining continuously employed by us through each applicable vesting date.

In establishing Ms. Clifford’s initial compensation arrangements, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to serve as the principal financial officer of a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate her into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

Post-Employment Compensation

We have entered into Change in Control and Severance Agreements with each of our Named Executive Officers which provide for certain protections in the event of specified involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company, in exchange for executing and not revoking our then-standard separation agreement and release of claims (which may include a non-disparagement covenant, non-solicit provisions, an agreement to assist in any litigation matters and other standard terms and conditions). Each Change in Control and Severance Agreement has an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will automatically renew for additional one-year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal.

These Change in Control and Severance Agreements provide reasonable compensation in the form of severance pay and certain limited benefits to a Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements provided by these agreements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were approved by our Compensation Committee after an analysis of competitive market data.

Under the Change in Control and Severance Agreements, all payments and benefits in the event of a change in control of the Company (other than the equity awards granted to Mr. Hale in connection with his appointment as our President at the time of his hiring) are payable only if there is a connected loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Change in Control and Severance Agreements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a Named Executive Officer will be entitled to receive either: either full payment of benefits under his or her agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the Named Executive Officer.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Prohibition of Hedging and Pledging of Securities

Under our Insider Trading Policy, our employees, including officers, and the members of our Board of Directors are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards granted to such individuals by the Company). This includes any hedging or similar transaction designed to decrease the risks associated with holding our common stock. In addition, our employees, including officers, and the members of our Board of Directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, sell with a delayed delivery) involving our securities.

Also, under our Insider Trading Policy, our employees, including officers, and the members of our Board of Directors may not pledge our securities as collateral for a loan or hold shares of our common stock in a margin account.

Tax and Accounting Considerations

The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our CEO), and except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering, will not be deductible to the extent it exceeds $1,000,000. In 2019, the Compensation Committee considered the potential future effects of Section 162(m) when determining Named Executive Officer compensation and the Compensation Committee is expected to consider the potential future effects of Section 162(m) when determining future Named Executive Officer compensation.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and SVMK’s Annual Report on Form 10-K for our fiscal year ended December 31, 2019.

Compensation Committee

Brad D. Smith (Chair)

Sheryl K. Sandberg

Benjamin C. Spero

Summary Compensation Table

The following table provides information regarding the compensation of our Named Executive Officers during the fiscal years ended December 31, 2019, 2018 and 2017.

Name	Year	Salary ($)	Bonus	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Zander Lurie(3)	2019	442,500	—	2,384,640	2,556,450	449,361	5,560	5,838,511
Chief Executive Officer,	2018	418,750	—	3,281,850	2,468,400	422,816	18,614	6,610,430
Interim Chief Financial Officer & Director	2017	350,000	—	—	—	315,000	5,078	670,078

Lora Blum(4)	2019	318,333	—	576,000	617,500	161,568	5,560	1,678,961
Chief Legal Officer & Secretary	2018	297,917	—	544,050	409,200	150,428	5,165	1,406,760
	2017	258,767	132,000	1,855,750	888,000	113,850	1,350	3,249,717

Deborah Clifford(5)	2019	180,398	—	3,141,405	3,517,838	137,700	338	6,977,678
Chief Financial Officer

Tom Hale(6)	2019	374,167	—	1,843,200	1,976,000	344,250	6,606	4,544,223
President	2018	363,750	—	1,316,250	990,000	309,256	19,619	2,998,875

John Schoenstein(4)	2019	325,000	—	864,000	926,250	388,163	6,053	2,509,466
Chief Sales Officer	2018	322,917	—	438,750	330,000	340,469	5,506	1,437,643
	2017	87,727	100,000	518,000	888,000	—	203	1,332,430

Tim Maly(7)	2019	109,564	—	—	—	—	2,055	111,619
Former Chief Financial Officer & Chief Operating Officer	2018	322,917	—	877,500	660,000	243,292	5,165	2,108,874

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options and/or RSUs awarded to the Named Executive Officer in 2017 and 2018 (if relevant), as well as 2019, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options and RSUs reported in these columns are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 27, 2020.

(2)

The amounts reported include (i) matching 401(k) contributions of $4,750 for each of Mr. Lurie, Mr. Schoenstein, and Ms. Blum, $4,912.50 for Mr. Hale, and $1,875 for Mr. Maly, (ii) amounts paid on behalf of Messrs. Lurie, Hale, Maly and Schoenstein and Mmes. Blum, and Clifford for basic life insurance, and (iii) tax gross-ups for de minimis gifts to Messrs. Hale and Schoenstein from our employee peer recognition program.

(3)

Mr. Lurie serves as our Chief Executive officer and director, and, from April 1, 2019 through July 7, 2019, following Mr. Maly’s retirement and before Ms. Clifford’s arrival, also served as our interim Chief Financial Officer, but received no additional compensation for the interim role.

(4)

Ms. Blum and Mr. Schoenstein were Named Executive Officers for the 2017 fiscal year, but not for the 2018 fiscal year, and so their compensation for 2018 was not disclosed in our 2019 proxy statement. Accordingly, we are now reporting their compensation for 2017, 2018 and 2019.

(5)	Ms. Clifford joined us and became our Chief Financial Officer on July 8, 2019.

(6)	Mr. Hale became a Named Executive Officer for the 2018 fiscal year. Accordingly, only his 2018 and 2019 compensation is reported.

(7)

Mr. Maly became a Named Executive Officer for the 2018 fiscal year. Accordingly, only his 2018 and 2019 compensation is reported. Further, Mr. Maly retired as our Chief Financial Officer and Chief Operating Officer on March 31, 2019. His employment as a non-executive ended May 1, 2019.

Grants of Plan-Based Awards in 2019

		Estimated future payouts under non-equity incentive plan awards(1)			Stock awards (#)(2)	Option awards (#)(2)	Exercise price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Zander Lurie	2/7/19	222,500	445,000	667,500	—	—	—	—
	2/15/19	—	—	—	207,000	414,000	12.35	4,941,090

Lora Blum	2/7/19	80,000	160,000	240,000	—	—	—	—
	2/15/19	—	—	—	50,000	100,000	12.35	1,193,500

Deborah Clifford	8/22/19	—	—	—	191,083	382,166	18.41	6,659,243
	8/22/19	140,625	281,250	421,875	—	—	—	—

Tom Hale	2/7/19	168,750	337,500	506,250	—	—	—	—
	2/15/19	—	—	—	160,000	320,000	12.35	3,819,200

John Schoenstein	2/7/19	(4)	325,000	(4)	—	—	—	—
	2/15/19	—	—	—	75,000	150,000	12.35	1,790,250

Tim Maly(5)	2/7/19	121,875	243,750	365,625	—	—	—	—

(1)	All non-equity incentive plan awards were made under the terms and conditions of our 2019 Executive Bonus Compensation Plan, except for John Schoenstein, who participated in a Sales Compensation Plan.

(2)	Represents number of shares of our common stock underlying each award of Restricted Stock Units or employee stock option under the 2018 Equity Incentive Plan.

(3)	Amounts reported represent the aggregate grant-date fair value of RSUs and Option awards calculated in accordance with ASC Topic 718

(4)

Mr. Schoenstein’s 2019 Sales Commission Plan called for sales equal to, or below, 100% of the target to be paid at a pro rata rate up to 100% of his salary and sales above the target to have a 400% accelerator.

(5)	Mr. Maly retired from the Company in May 2019 and, accordingly, was paid no bonus under the 2019 Executive Bonus Compensation Plan.

Outstanding Equity Awards at 2019 Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2019:

		Option awards				Stock awards
Name	Grant Date(1)	Number of securities underlying unexercised options - exercisable (#)	Number of securities underlying unexercised options - unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)
Zander Lurie	12/9/2011 (3)	28,258	—	11.00	12/9/21	—	—
	5/19/2015 (4)	210,000	—	16.03	5/19/25	—	—
	8/6/2015 (5)	190,000	—	16.03	8/6/25	—	—
	1/16/2016 (6)	2,200,000	—	16.03	1/16/26	—	—
	1/16/2016 (7)	—	—	—	—	216,875	3,875,556
	3/5/2018 (8)	561,000	—	13.20	3/5/28	—	—
	3/5/2018 (9)	—	—	—	—	77,917	1,392,377
	2/15/2019 (10)	103,500	310,500	12.35	2/15/29	—	—
	2/15/2019 (11)	—	—	—	—	155,250	2,774,318

Lora Blum	2/17/2017 (12)	325,000	—	16.03	2/17/27	—	—
	2/17/2017 (13)	—	—	—	—	23,437	418,819
	3/5/2018 (14)	93,000	—	13.20	3/5/28	—	—
	3/5/2018 (15)	—	—	—	—	12,917	230,827
	2/15/2019 (16)	5,334	75,000	12.35	2/15/29	—	—
	2/15/2019 (17)	—	—	—	—	37,500	670,125

Deborah Clifford	8/22/2019 (18)	—	382,166	18.41	8/22/29	—	—
	8/22/2019 (19)	—	—	—	—	191,083	3,414,653

Tom Hale	8/29/2016 (20)	1,000,000	—	16.03	8/29/26	—	—
	8/29/2016 (21)	—	—	—	—	93,750	1,675,313
	3/5/2018 (22)	225,000	—	13.20	3/5/28	—	—
	3/5/2018 (23)	—	—	—	—	31,250	558,438
	2/15/2019 (24)	80,000	240,000	12.35	2/15/29	—	—
	2/15/2019 (25)	—	—	—	—	120,000	2,144,400

John Schoenstein	10/31/2017 (26)	100,000	—	16.03	10/31/27	—	—
	10/31/2017 (27)	—	—	—	—	21,875	390,906
	3/5/2018 (28)	75,000	—	13.20	3/5/28	—	—
	3/5/2018 (29)	—	—	—	—	10,417	186,152
	2/15/2019 (30)	37,500	112,500	12.35	2/15/29	—	—
	2/15/2019 (31)	—	—	—	—	56,250	1,005,188

(1)

Outstanding equity awards granted prior to September 2018 were pursuant to our 2011 Equity Incentive Plan (the “2011 Plan”). All other awards were pursuant to our 2018 Equity Incentive Plan (the “2018 Plan”). All option awards under the 2011 Plan may be early exercised.

(2)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing price of our Common Stock on December 31, 2019, which was $17.87.

(3)	The shares underlying this option were fully vested as of December 31, 2019.

(4)	The shares underlying this option were fully vested as of December 31, 2019.

(5)	The shares underlying this option were fully vested as of December 31, 2019.

(6)

The shares underlying this option vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/4th of the total shares on January 16, 2017, with 1/48th of the total shares vesting monthly thereafter.

(7)	The shares underlying this RSU vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/8th of the total shares on July 16, 2016 and each six months thereafter.

(8)	The shares underlying this option vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(9)	The shares underlying this RSU vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(10)	The shares underlying this option vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(11)	The shares underlying this RSU vest, subject to Mr. Lurie’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(12)

The shares underlying this option vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/4th of the total shares on January 23, 2018, with 1/48th of the total shares vesting monthly thereafter.

(13)

The shares underlying this RSU vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/4th of the total shares on February 15, 2018, with 1/16th of the total shares vesting quarterly thereafter.

(14)	The shares underlying this option vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(15)	The shares underlying this RSU vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(16)	The shares underlying this option vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(17)	The shares underlying this RSU vest, subject to Ms. Blum’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(18)

The shares underlying this option vest, subject to Ms. Clifford’s continued role as a service provider to us, as to 1/4th of the total shares on August 15, 2020, with 1/16th of the total shares vesting quarterly thereafter.

(19)

The shares underlying this RSU vest, subject to Ms. Clifford’s continued role as a service provider to us, as to 1/4th of the total shares on August 15, 2020, with 1/16th of the total shares vesting quarterly thereafter.

(20)

The shares underlying this option vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/4th of the total shares on July 20, 2017, with 1/48th of the total shares vesting monthly thereafter.

(21)

The shares underlying this RSU vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/4th of the total shares on August 15, 2017 and 1/16th of the total shares vesting quarterly thereafter.

(22)	The shares underlying this option vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(23)	The shares underlying this RSU vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(24)	The shares underlying this option vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(25)	The shares underlying this RSU vest, subject to Mr. Hale’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(26)

The shares underlying this option vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/4th of the total shares on August 15, 2018, with 1/16th of the total shares vesting monthly thereafter.

(27)

The shares underlying this RSU vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/4th of the total shares on August 15, 2018, with 1/16th of the total shares vesting monthly thereafter.

(28)	The shares underlying this option vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(29)	The shares underlying this RSU vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2018 and quarterly thereafter.

(30)	The shares underlying this option vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

(31)	The shares underlying this RSU vest, subject to Mr. Schoenstein’s continued role as a service provider to us, as to 1/12th of the total shares on May 15, 2019 and quarterly thereafter.

See “Potential Payments upon Termination or Change in Control” below for a description of accelerated vesting provisions applicable to the Named Executive Officer’s outstanding equity awards.

Option Exercises and Stock Vested in 2019

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Zander Lurie	—	—	547,833	8,358,545
Lora Blum	19,666	109,107	122,341	1,976,480
Deborah Clifford	—	—	—	—
Tom Hale	—	—	203,486	3,261,397
John Schoenstein	—	—	39,583	648,120
Tim Maly	1,120,331	1,381,184	6,667	82,337

(1)	The value realized upon exercise of option awards is calculated by subtracting the exercise price of the options from the market price of the underlying common stock at the time of exercise.

(2)

The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price our common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price on immediately preceding trading day).

Potential Payments upon Termination or Change in Control

Qualifying Termination without Change in Control

Name	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)	Value of Benefits ($)	Total ($)
Zander Lurie	445,000	—	—	47,400	492,400
Lora Blum	160,000	—	—	13,903	173,903
Deborah Clifford	187,500	—	—	—	187,500
Tom Hale	375,000	337,500	—	31,600	744,100
John Schoenstein	162,500	—	—	15,486	177,986

Qualifying Termination with Change in Control

Name	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(1)	Value of Benefits ($)	Total ($)
Zander Lurie	667,500	440,550	10,932,156	47,400	12,087,606
Lora Blum	320,000	158,400	2,076,692	13,903	2,568,995
Deborah Clifford	375,000	135,000	3,414,653	—	3,924,653
Tom Hale	562,500	337,500	6,409,095	31,600	7,340,695
John Schoenstein(2)	325,000	—	2,429,683	15,486	2,770,169

(1)	Value based on a per share price of $17.87, which was the closing price on December 31, 2019

(2)	Mr. Schoenstein did not participate in the 2019 Executive Bonus Compensation Plan, which is the bonus eligible for Change in Control treatment.

We have entered into a change in control and severance agreement with each of our Named Executive Officers that provide for the severance and change in control benefits as described below. Each change in control and severance agreement will supersede any prior agreement or arrangement the Named Executive Officer may have had with us that provides for severance and/or change in control payments or benefits.

Each change in control and severance agreement with our Named Executive Officers has an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control. Additionally, if an initial occurrence of an act or omission by us that constitutes grounds for “good reason” occurs, and the expiration date of any cure period with respect to such grounds could occur following the expiration of the initial term or an additional term, the term of the change in control and severance agreement will extend automatically for 15 days following the expiration of the cure period.

Termination Without Change in Control

If a Named Executive Officer’s employment is terminated outside the period beginning three months before a change in control and ending 12 months following a change in control, or the Change in Control Period, either (1) by us (or any of our subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by a Named Executive Officer for “good reason” (as such terms are defined in each of their change in control and severance agreement), they will receive the following benefits if they timely sign and do not revoke a release of claims in our favor:

•

a lump-sum payment equal to 12 months for Messrs. Hale and Lurie or six months for Mmes. Blum and Clifford and Mr. Schoenstein of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) and, in the case of Mr. Hale, a prorated portion of his target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs; and

•

payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to 18 months for Mr. Lurie, up to 12 months for Mr. Hale, and up to six months for Mmes. Blum and Clifford and Mr. Schoenstein (and for each of their eligible dependents, if any), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law.

Termination With Change in Control

If, within the Change in Control Period, a Named Executive Officer’s employment is terminated either (1) by us (or any of our subsidiaries) without cause (excluding by reason of death or disability) or (2) by either of them for good reason, they will receive the following benefits if they timely sign and do not revoke a release of claims in our favor:

•

a lump-sum payment, less applicable withholdings, equal to the sum of (x) 18 months for Mr. Lurie, and 12 months for Mmes. Blum and Clifford and Messrs. Hale and Schoenstein, of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction or if greater, at the level in effect immediately prior to the change in control) and (y) a prorated portion of such executive’s target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs;

•

payment of premiums for coverage under COBRA for the Named Executive Officer and such Named Executive Officer’s eligible dependents, if any, for up to 18 months for Mr. Lurie, up to 12 months for Mr. Hale, and up to six months for Mmes. Blum and Clifford and Mr. Schoenstein, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law; and

•

100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels

In addition, upon a change in control, 50% accelerated vesting and exercisability of Mr. Hale’s initial hire equity grants will occur.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to any of our Named Executive Officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and could be subject to the related excise tax, the Named Executive Officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the Named Executive Officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any defined benefit pension plans or any nonqualified deferred compensation plans or arrangements to our executive officers. We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis, and our executive officers are eligible to participate on the same basis as other employees. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they meet the 401(k) plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants and we match up to 25% of such contributions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)
Equity compensation plans approved by security holders

2011 Equity Incentive Plan(1)	14,369,468	14.8091	—

2018 Equity Incentive Plan(2)	8,415,704	14.1549	7,651,915

2018 Employee Stock Purchase Plan(3)	—	—	2,167,898

Equity compensation plans not approved by security holders	—	—	—

TOTAL	22,785,172	14.6667	9,819,813

(1)

As a result of the adoption of the 2018 Plan, we no longer grant awards under the 2011 Plan; however, all outstanding options issued pursuant to the 2011 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2018 Plan. Includes options to purchase 12,371,048 shares of our common stock and RSUs representing 1,998,420 shares of our common stock outstanding under our 2011 Plan.

(2)

Our 2018 Plan provides that the number of shares available for issuance under the 2018 Plan will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 12,500,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Includes options to purchase 3,441,880 shares of our common stock and RSUs representing 4,973,824 shares of our common stock outstanding under our 2018 Plan.

(3)

Our 2018 Employee Stock Purchase Plan (the “ESPP”) provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 5,346,888 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as may be determined by the administrator of the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020 for:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 138,069,849 shares of our common stock outstanding as of March 31, 2020 (the “Beneficial Ownership Date”). We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SVMK Inc., One Curiosity Way, San Mateo, California 94403.

	Common Stock
Name of Beneficial Owner+	Number	Percentage
Named Executive Officers and Directors:
Zander Lurie(1)	4,440,843	3.1
Lora D. Blum (2)	320,047	*
Deborah L. Clifford(3)	17,616	*
Thomas E. Hale(4)	1,479,223	1.1
John S. Schoenstein(5)	262,158	*
Timothy J. Maly(6)	—	*
Susan L. Decker(7)	251,538	*
David A. Ebersman(8)	251,538	*
Dana L. Evan(9)	348,038	*
Ryan Finley(10)	8,120,577	5.9
Erika H. James(11)	196,851	*
Sheryl K. Sandberg(12)	10,323,833	7.5
Brad D. Smith(13)	251,538	*
Benjamin C. Spero(14)	90,096	*
Serena J. Williams(15)	266,538	*
All executive officers and directors as a group (16 persons)(16)	27,246,954	18.7

Greater than 5% Stockholders:
Wellington Management Group LLP(17)	14,294,029	10.4
Capital International Investors(18)	13,808,228	10.0
Sheryl K. Sandberg Revocable Trust(19)	10,323,833	7.5
The Vanguard Group Inc.(20)	9,586,068	6.9
BlackRock, Inc.(21)	8,699,776	6.3
SM Profits, LLC(22)	8,105,289	5.9

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

+

Options granted under our 2011 Plan to purchase shares of our capital stock included in this table are generally early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us.

(1)

Mr. Lurie’s ownership includes (i) 24,330 shares held of record by the Jason and Jennifer Lurie Family 2018 Irrevocable Trust dated May 31, 2018, of which Kristin Vogelsong, Mr. Lurie’s spouse, is the trustee, (ii) 24,330 shares held of record by the Eliza and Larry Becker Family 2018 Irrevocable Trust dated May 31, 2018, of which Kristin Vogelsong is the trustee, (iii) 16,219 shares held of record by the Scott and Caitlin Vogelsong Family 2018 Irrevocable Trust dated May 31, 2018, of which Kristin Vogelsong is the trustee; (iv) 3,396,989 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date; and (v) 50,449 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(2)

Ms. Blum’s ownership includes (i) 289,194 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 14,490 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(3)

Ms. Clifford’s ownership includes (i) 11,744 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 5,872 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(4)

Mr. Hale’s ownership includes (i) 1,233,600 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 58,467 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(5)

Mr. Schoenstein’s ownership includes (i) 226,063 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 16,155 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(6)	Following his retirement from the Company in May 2019, Mr. Maly has no options or RSUs fully-vested and exercisable within 60 days of the Beneficial Ownership Date.

(7)

Ms. Decker’s ownership includes (i) 220,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 4,191 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(8)

Mr. Ebersman’s ownership includes (i) 220,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 4,191 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(9)

Ms. Evan’s ownership includes (i) 335,466 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 4,191 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(10)

Mr. Finley’s ownership includes (i) 8,105,289 shares held of record by SM Profits, LLC, of which Mr. Finley is a manager. Mr. Finley holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. See footnote 22 for additional information regarding SM Profits, LLC, (ii) 10,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 1,274 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(11)

Ms. James’ ownership includes (i) 185,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 3,462 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(12)

Ms. Sandberg’s ownership consists of 10,323,833 shares held of record by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. See footnote 19 for additional information regarding the Sheryl K. Sandberg Revocable Trust.

(13)

Mr. Smith’s ownership includes (i) 220,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 4,191 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(14)

Mr. Spero’s ownership includes (i) 3,822 shares held of record by Spectrum Equity Management Inc., an affiliate of Spectrum Equity of which Mr. Spero is a managing director, (ii) 10,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 1,274 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date. Under an agreement with Spectrum Equity, Mr. Spero is deemed to hold the options and RSUs included herein for the indirect benefit of funds affiliated with Spectrum Equity. Pursuant to the agreement with Spectrum Equity, upon vesting, the shares underlying the RSUs are issued to and held by Spectrum Equity Management, Inc. Mr. Spero disclaims beneficial ownership of the above shares, options and RSUs and underlying common stock, except to the extent of his pecuniary interest therein.

(15)

Ms. Williams’ ownership includes (i) 220,192 shares subject to options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 4,191 RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(16)

Consists of (i) 19,957,221 shares beneficially owned by our current executive officers and directors, (ii) 7,108,365 shares subject to options held by our current executive officers and directors that are fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 181,368 RSUs held by our current executive officers and directors fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(17)

According to a Schedule 13G filed with the SEC on January 27, 2020 reporting stock ownership as of December 31, 2019, consists of 14,294,029 shares beneficially owned by Wellington Management Group LLP, as parent holding company of certain affiliated entities, and are owned of record by clients of those entities. The address for the Wellington Management Group LLC is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(18)

According to a Schedule 13G filed with the SEC on April 9, 2020 reporting stock ownership as of March 31, 2020, consists of 13,808,228 shares beneficially owned by Capital International Investors, a division of Capital Research and Management Company (CRMC), and certain subsidiaries of CRMC. The address for Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.

(19)

Consists of 10,323,833 shares held of record by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. Ms. Sandberg plans to donate all shares beneficially owned by her (or the proceeds from the sale thereof) to the Sheryl Sandberg and Dave Goldberg Family Foundation as part of fulfilling their philanthropic commitment to the Giving Pledge.

(20)

According to a Schedule 13G filed with the SEC on February 11, 2020 reporting stock ownership as of December 31, 2019, consists of 9,586,068 shares beneficially owned by The Vanguard Group Inc. and certain of its wholly-owned subsidiaries. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(21)

According to a Schedule 13G filed with the SEC on February 7, 2020 reporting stock ownership as of December 31, 2019, consists of 8,699,776 shares beneficially owned by Blackrock, Inc. or certain of its subsidiaries. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(22)

Consists of 8,105,289 shares held of record as of March 31, 2020 by SM Profits, LLC. Ryan Finley is a manager of SM Profits, LLC and holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. The address for SM Profits, LLC is 9418 NE Vancouver Mall Dr., Vancouver, WA 98662.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Transactions with Tiger Global

In April 2019, we entered into an agreement with Tiger Global on our standard terms for them to purchase a total of $4 million of our Audience product over two years. Until August 2019, Tiger Global Private Investment Partners VI, L.P. and Tiger Global Private Investment Partners VII, L.P., together with their affiliates (collectively, “Tiger Global”), held more than 5% of our outstanding capital stock and as of December 2019, they no longer hold shares of our stock. During 2019, including the April 2019 transaction and other unrelated arm’s-length purchases on our standard terms, we recognized revenue from all sales of our products to Tiger Global of approximately $1.71 million. In 2019, sales to Tiger Global represented less than 1.0% of our total annual revenue; however, Tiger Global was our largest customer in 2019.

Commercial Arrangements with Facebook

Sheryl Sandberg, a member of our board of directors, is the Chief Operating Officer of Facebook and serves on its board of directors. During 2019, we incurred expenses for search engine marketing services provided by Facebook of approximately $2.25 million. We also recognized revenue from all sales of our products to Facebook in the amount of $150,000.

SurveyMonkey for Good

SurveyMonkey for Good is our social impact program and diversity, equity and inclusion program, which we established with funding from our initial public offering in the fall of 2018. Its mission is to amplify diverse voices to advance equality and make a positive impact on society. To achieve its mission, SurveyMonkey for Good focuses on empowering the communities where we live and work; fostering a diverse and inclusive environment, both within and outside of our workplace, where everyone — no matter their background — can succeed, feel a sense of belonging, and learn from one another; and using technology and our own products to amplify our social impact. SurveyMonkey for Good’s mission and focus areas improve our employee experience, help us understand and serve our customers better, and makes us a stronger business.

As part of our commitment to fostering a diverse, equitable, and inclusive workplace, we made our first public committment to short- and long-term goals to improve that representation. We made these goals public to help hold ourselves accountable and to invite input and ideas from others in the industry.

	2019 (Baseline)	2020 (1-year goal)	2024 (5-year goal)
Female	44%	46%	48%
Under-represented minorities	15%	17%	22%
Non-binary	—	—	4%

Our 2024 goal is to be an industry leader and achieve gender parity for males and females in our workplace, while also including representation from the gender non-conforming and/or non-binary community.

We continue to give back to our communities through three primary channels:

•

Monetary Donations. Through our SurveyMonkey Contribute program, which enables our Audience panelists to select participating charities of their choice to receive a donation from us with each survey response. We have donated over $15 million to non-profit organizations on their behalf since we introduced this program in 2011. We continue to match employee donations to qualified charities. Additionally, we have instituted SurveyMonkey for Good grantmaking to provide direct funding to select non-profit organizations.

•

Volunteering. We support employees who volunteer. To honor our late CEO, Dave Goldberg, we host a Week of Service each year to provide employees across the globe with organized volunteer opportunities to give back as a team. Volunteering activities are also incorporated into our new employee orientation. In the past four years, our employees have volunteered more than 3,500 hours with various non-profits in our communities.

•

Product Discounts and Donations. We also use our own products to make a positive impact on society, continuing to provide non-profits with product discounts and product donations through our product discount program.

All three of these avenues for serving our communities aligned when we joined Pledge 1%, committing to contribute a combined 1% of our time, profit and product to charity and further, became a member of the Pledge 1% Builders, a group of 20+ members standing at the forefront of economic and social change. Our surveys help them provide better resources to the companies willing to donate time, equity, product, and profit.

Finally, to support the demands placed on schools, charities, governments and non-profit organizations by the COVID-19 pandemic, we have provided resources ranging from new issue-specific templates to assess distance-learning and remote workforce morale to discounted and free products for education and non-profit users.

You can learn more about our SurveyMonkey for Good social impact programs by visiting our website: www.surveymonkey.com/mp/for-good.

Other Transactions

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since December 31, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy providing that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Fiscal Year 2019 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020. This Proxy Statement and our Annual Report are posted on our investor relations webpage at https://investor.surveymonkey.com in the “Financial Information” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to SVMK Inc., Attention: Investor Relations, One Curiosity Way, San Mateo, California 94403.

Company Website

We maintain a website at www.surveymonkey.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

PROPOSALS OF STOCKHOLDERS FOR 2021 ANNUAL MEETING

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at our principal executive offices no later than December 23, 2020. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2021 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our Secretary at our principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which we first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than February 6, 2021, and no later than March 8, 2021, unless our annual meeting date occurs more than 30 days before or 60 days after June 4, 2021. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2021 annual meeting of stockholders must be addressed to: Secretary, SVMK Inc., One Curiosity Way, San Mateo, California 94403. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS

San Mateo, California

April 22, 2020

SVMK INC.
ONE CURIOSITY WAY
SAN MATEO, CA 94403

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

VOTE BY PHONE - 1-800-690-6903

VOTE BY MAIL

D08306-P34545

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

SVMK INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees:

	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as the independent registered accountants of SVMK Inc. for the fiscal year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of SVMK INC. information up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy ONE CURIOSITY WAY SAN MATEO, CA 94403 card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SVMK2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D08306-P34545 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SVMK INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following Class II nominees: 1. Election of Directors ! ! ! Nominees: 01) Ryan Finley 02) Benjamin C. Spero 03) Serena Williams The Board of Directors recommends you vote FOR proposals 2 and 4 and vote ONE YEAR for proposal 3: For Against Abstain 2. Advisory vote to approve named executive officer compensation (“Say-on-Pay”). ! ! ! 1 Year 2 Years 3 Years Abstain 3. Advisory vote to approve the

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D08307-P34545 SVMK INC. Annual Meeting of Stockholders June 4, 2020 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Deborah L. Clifford and Lora D. Blum, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SVMK INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on June 4, 2020, at www.virtualshareholdermeeting.com/SVMK2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side